Exhibit 99.1

Contacts:	Steven O. Cordier Senior Vice President and CFO Penford Corporation 303-649-1900 steve.cordier@penx.com
Penford Reports Financial Results and Recapitalization
Second quarter results improved from prior year on lower costs and higher capacity utilization rates.
Australian asset sale proceeds and internal cash flows were applied to $39 million debt reduction in FY’10.
$40 million preferred stock with 7 year term issued to Zell Credit Opportunities Fund in April 2010.
$60 million 5 year revolving credit agreement replaces former credit facility.
CENTENNIAL, Co., April 8, 2010 — Penford Corporation (Nasdaq: PENX), a leader in renewable, natural-based ingredient systems for industrial and food applications, today reported that consolidated sales for the quarter ended February 28, 2010 were $62.3 million compared with $63.9 million a year ago. Diluted income per share, including discontinued operations, was $0.99. Net loss from continuing operations was $1.8 million, or $0.17 per diluted share, compared to a net loss of $4.2 million, or $0.38 per diluted share last year. A table summarizing second quarter results from continuing operations is shown below:
Penford Corporation — Financial Highlights

	Quarter Ended
(In thousands except per share data)	2/28/10	2/28/09		% Change
Industrial Ingredients:
Sales	$46,065	$47,315		(3)%
Gross margin	1,229	(7,410)		NA
Operating loss	(1,721)	(6,651	) (1)	74%

Food Ingredients:
Sales	$16,228	$16,623		(2)%
Gross margin	4,833	4,829		—
Operating income	2,848	2,813		1%

Consolidated:
Sales	$62,293	$63,939		(3)%
Gross margin	6,062	(2,580)		NA
Operating loss	(1,116)	(6,069	) (1)	82%
Net Loss from continuing operations	(1,801)	(4,205)		57%
Diluted loss per share — continuing operations	$(0.17)	$(0.38)		55%
Diluted income per share — discontinued operations	$1.16	$(1.61)		NA

Diluted income (loss) per share	$0.99	$(1.99)		NA

(1)	Includes $3.8 million of net insurance recoveries in the quarter ended 2/28/09
Second Fiscal Quarter Consolidated Financial Results
•	Consolidated sales were $62.3 million. Improved results from ethanol operations as well as volume gains in specialty Liquid Natural Additives and selected food applications nearly offset the impact from lower selling prices across most product categories.

•	Lower costs and higher productivity improved results. Absolute costs decreased more than $10 million from last year. Unit manufacturing costs declined by 20% on lower input prices, higher throughput rates and improved production yields. Unit operating expenses fell by 9% from a year ago primarily due to lower compensation costs.

•	Quarterly operating losses were $1.1 million compared with a loss of $6.1 million last year.

•	Cash flow from continuing operations and collections from Australia during the first six months of fiscal 2010 were applied to reduce outstanding bank debt by $31.0 million in the second quarter.

•	Net assets of discontinued operations in Australia, excluding $2.0 million of sale proceeds held in escrow, were $1.2 million at the end of February. As a result of the substantial liquidation of the net assets of the Australian operation, the Company reclassified $13.8 million of currency translation adjustments in accumulated other comprehensive income to earnings in the second quarter. This reclassification is a non-cash item.

Industrial Ingredients Second Quarter Results
•	Sales of Liquid Natural Additive applications grew 20% as the business added customers.

•	Ethanol volume represented just under half of the Industrial product mix. Ethanol spot prices declined from a high of $2.19 per gallon to $1.71 per gallon at the end of the quarter on supply/demand imbalances due to the recession and weather. Higher blending standards and seasonal factors are expected to increase demand over the next several months.

•	Average prices for industrial starches fell during the quarter. Based upon published reports some paper end-market fundamentals appear to be improving.
Food Ingredients Second Quarter Results
•	Sales decreased $0.4 million from a year ago due to the divestiture of the non-core dextrose business in the second quarter of fiscal 2009. The dextrose business contributed $1.0 million in sales during the second quarter last year.

•	Revenue from coating applications decreased as same-store-sales at quick-service restaurant customers declined.

•	Sales of formulations for bakery and pet categories improved at double-digit rates from the prior year.
Preferred Stock
•	On April 7, 2010 the Company issued a total of $40 million of Series A 15% cumulative non-voting, non-convertible preferred stock and 100,000 shares of Series B voting convertible preferred stock to Zell Credit Opportunities Master Fund, L.P., which is managed by Equity Group Investments.

•	6% of the Series A 15% cumulative non-voting non-convertible preferred stock’s dividend is payable in cash and the remaining 9% may accrue or paid currently at the option of the Company. This preferred stock is subject to mandatory redemption in April 2017 and may be redeemed at the option of the Company, in whole or in part, after April 7, 2012 at the original issue price plus accrued and unpaid dividends.

•	The holders of the Series A preferred stock are entitled to elect one director to the Company’s Board of Directors. It is expected that Matthew Zell, a Managing Director of EGI, will join the Board of Directors as the designee of the Series A holders. He currently serves on the Boards of two New York Stock Exchange listed companies: Anixter (NYSE: AXE), a leading global provider of communications and security products, wire and cable, and other products and Homex (NYSE: HXM), Mexico’s leading homebuilder. Mr. Zell was the Chief Executive Officer of Prometheus Technologies, Inc. until he rejoined EGI in 2001.

•	Each share of the Series B voting convertible preferred stock may be converted at any time at no cost into ten shares of Penford common stock, subject to adjustment in the event of stock dividends, distributions, splits, reclassifications and the like. The holder is entitled to voting rights and dividends on an as-converted basis. The preferred stock is not redeemable and automatically converts into common stock after ten years.
Revolving Credit Facility
•	On April 7, 2010 the Company entered into a five year, $60 million, secured revolving line of credit with a syndicate of banks that includes Bank of Montreal, Bank of America and Rabobank Nederland, replacing the existing $145 million loan facility.

•	In connection with the refinancing of its credit facility, the Company expects to record a non-cash charge of $1.0 million in the third quarter of fiscal 2010 representing previously deferred loan transaction costs. Also in the third quarter, the Company expects to terminate its interest rate swaps and reclassify approximately $1.7 million of losses from accumulated other comprehensive income to earnings.
Strategic Process
•	The Company’s Board of Directors has determined that, due to the successful recapitalization of the Company, its previously announced exploration of strategic alternatives has concluded. This recapitalization provides the Company with funding and flexibility to pursue growth in specialty products and return opportunities designed to enhance shareholder value.

•	The addition of Matthew Zell and Ed Ryan to the Board of Directors will add fresh perspective and strategic expertise. Matt Zell serves as a board member of two companies on the NYSE. Mr. Ryan will add an entrepreneurial view as Penford expands into new areas of food and industrial specialty ingredients.

•	The net proceeds from new preferred stock will be used to further reduce debt. Approximately $15 million in bank loans will be outstanding after the completion of the recapitalization transactions.

•	The new credit agreement provides additional flexibility to fund investments in promising, high-value growth initiatives as well as productivity projects in manufacturing facilities.

Conference Call
Penford will host a conference call to discuss second quarter financial and operational results today, April 8, 2010 at 9:00 a.m. Mountain time (11:00 a.m. Eastern time). Access information for the call and web-cast can be found at www.penx.com. To participate in the call on April 8, 2010, please phone 1-877-407-9205 at 8:50 a.m. Mountain Time. A replay will be available at www.penx.com.
About Penford Corporation
Penford Corporation develops, manufactures and markets specialty, natural-based ingredient systems for a variety of industrial and food applications. Penford has five manufacturing and/or research locations in the United States.
     The statements contained in this release that are not historical facts are forward-looking statements that represent management’s beliefs and assumptions based on currently available information. Forward-looking statements can be identified by the use of words such as “believes,” “may,” “will,” “looks,” “should,” “could,” “anticipates,” “expects,” or comparable terminology or by discussions of strategies or trends. Although the Company believes that the expectations reflected in such forward-looking statements are reasonable, it cannot give any assurances that these expectations will prove to be correct. Such statements by their nature involve substantial risks and uncertainties that could significantly affect expected results. Actual future results could differ materially from those described in such forward-looking statements, and the Company does not intend to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. Among the factors that could cause actual results to differ materially are the risks and uncertainties discussed in this release and those described from time to time in other filings with the Securities and Exchange Commission which include, but are not limited to: competition; the possibility of interruption of business activities due to equipment problems, accidents, strikes, weather or other factors; product development risk; changes in corn and other raw material prices and availability; the amount and timing of flood insurance recoveries; the Company’s inability to comply with the terms of instruments governing the Company’s debt; the effects of the current economic recession as well as other changes in general economic conditions or developments with respect to specific industries or customers affecting demand for the Company’s products, including unfavorable shifts in product mix; unanticipated costs, expenses or third party claims; interest rate, chemical and energy cost volatility; foreign currency exchange rate fluctuations; changes in returns on pension plan assets and/or assumptions used for determining employee benefit expense and obligations; unforeseen developments in the industries in which Penford operates; and other factors described in the “Risk Factors” section in reports filed by the Company with the Securities and Exchange Commission.
# # #
CHARTS TO FOLLOW

Penford Corporation
Financial Highlights

	Three months ended		Six months ended
	February 28		February 28
(In thousands except per share data)	2010	2009	2010	2009
	(unaudited)
Consolidated Results

Sales	$62,293	$63,939	$129,363	$123,522

Loss from continuing operations	(1,801)	(4,205)	(745)	(3,642)
Income (loss) from discontinued operations	13,048	(17,973)	16,531	(18,905)

Net income (loss)	$11,247	$(22,178)	$15,786	$(22,547)

Loss per share, diluted — continuing operations	$(0.17)	$(0.38)	$(0.08)	$(0.33)
Income (loss) per share, diluted — discontinued operations	$1.16	$(1.61)	$1.48	$(1.69)

Income (loss) per share, diluted	$0.99	$(1.99)	$1.40	$(2.02)

Cash Flows

Cash flow provided by (used in) continuing operations:
Operating activities	$10,631	$(8,532)	$31,465	$(16,751)
Investing activities	(1,873)	1,304	(2,950)	6
Financing activities	(28,136)	7,228	(34,055)	16,745

	(19,378)	—	(5,540)	—
Net cash flow provided (used in) by discontinued operations	(5,249)	(1,649)	620	(495)

Total cash used	$(24,627)	$(1,649)	$(4,920)	(495)
Balance Sheets

	February 28,	August 31,
	2010	2009
	(unaudited)
Current assets	$58,685	$68,336
Current assets of discontinued operations	3,673	38,486
Property, plant and equipment, net	115,350	119,049
Other assets	30,019	28,147
Non-current assets of discontinued operations	—	4,227

Total assets	207,727	258,245

Current liabilities	24,850	44,958
Current liabilities of discontinued operations	451	16,028
Long-term debt	55,530	71,141
Other liabilities	42,663	43,908
Non-current liabilities of discontinued operations	—	2,851
Shareholders’ equity	84,233	79,359

Total liabilities and equity	$207,727	$258,245

Penford Corporation
Consolidated Statements of Operations

	Three months ended		Six months ended
	February 28		February 28
(In thousands except per share data)	2010	2009	2010	2009
	(unaudited)
Sales	$62,293	$63,939	$129,363	$123,522

Cost of sales	56,231	66,519	112,673	120,698

Gross margin	6,062	(2,580)	16,690	2,824

Operating expenses	6,054	6,121	12,542	12,164
Research and development expenses	1,124	1,168	2,121	2,291
Flood related costs, net of insurance recoveries	—	(3,800)	—	(8,034)

Income (loss) from operations	(1,116)	(6,069)	2,027	(3,597)

Non-operating income, net	(27)	1,554	609	948
Interest expense	1,621	1,177	3,420	2,447

Loss before income taxes	(2,764)	(5,692)	(784)	(5,096)

Income tax benefit	(963)	(1,487)	(39)	(1,454)

Loss from continuing operations	(1,801)	(4,205)	(745)	(3,642)

Income (loss) from discontinued operations, net of tax	13,048	(17,973)	16,531	(18,905)

Net income (loss)	$11,247	$(22,178)	$15,786	$(22,547)

Weighted average common shares and equivalents outstanding, diluted	11,204	11,174	11,193	11,165

Loss per share, diluted — continuing operations	$(0.17)	$(0.38)	$(0.08)	$(0.33)
Income (loss) per share, diluted — discontinued operations	$1.16	$(1.61)	$1.48	$(1.69)

Income (loss) per share, diluted	$0.99	$(1.99)	$1.40	$(2.02)

Dividends declared per common share	$—	$0.06	$—	$0.12
# # #